January 15, 2019

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re: Northern Dynasty Minerals Ltd.

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Northern Dynasty Minerals Ltd. on January 15, 2019, as such may thereafter be amended or supplemented, and in the base shelf prospectus included therein, on the cover pages and under the headings “Legal Matters” and “Enforceability of Civil Liabilities By U.S. Investors” in the Prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

Yours truly,

“McMillan LLP”

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